Exhibit 99.1

Gregg Lowe Named

President and CEO of Freescale Semiconductor

AUSTIN, Texas, June 5, 2012 – Freescale Semiconductor (NYSE: FSL) today named Gregg A. Lowe president and CEO of the company, effective immediately. Mr. Lowe comes to Freescale from Texas Instruments where he served as senior vice president and manager of the Analog business.

As part of the transition, the board has appointed J. Daniel McCranie as non-executive chairman of the board of directors. McCranie currently serves on Freescale’s board of directors.

“On behalf of the board of directors, I am pleased to welcome Gregg to Freescale,” said McCranie. “Gregg is a proven leader and his extensive semiconductor experience makes him uniquely qualified to build upon Freescale’s strong foundation, leading the company to our next stage of growth.”

“Freescale is a great company today, and I am honored to be able to lead a talented group of professionals at the company to even greater achievements moving forward,” said Lowe.

Rich Beyer, who previously served as Freescale’s chairman and CEO, will continue to serve on the company’s board of directors to ensure a smooth transition.

“The board would like to thank Rich Beyer for his significant contributions to Freescale’s success since joining the company in 2008,” said McCranie. “Rich’s considerable management and leadership skills drove the company through a successful transformation, creating a solid foundation to enable future profitable growth and we look forward to his continued involvement with the board.”

Gregg Lowe Biography

Mr. Lowe joined TI’s field sales organization in 1984, with responsibility for growing the company’s business with automobile manufacturers. In 1990, he moved to Germany to lead the European automotive sales force, managing teams and customer relationships in France, Germany, Italy, England and Spain.

In 1994, Mr. Lowe returned to the U.S. to manage TI’s Microcontroller organization. Later, he led the Application Specific Integrated Circuit organization, overseeing a worldwide team with design centers and customers on each continent. In 2001, he moved to the Analog business to manage High Speed Communications and Controls. Later that year, Mr. Lowe became manager of the High Performance Analog business unit with responsibility for TI’s high-performance data converter, amplifier, power management and interface integrated circuits.

Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity - our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices.

The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. http://www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2012.

CONTACTS:

Investors:	Media:
Mitch Haws, 512-895-2454	Rob Hatley, 512-996-5134
mitch.haws@freescale.com	robert.hatley@freescale.com